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Exhibit 99.2

Consent of Goldman, Sachs & Co.

July 28, 2016

Board of Directors
Northstar Asset Management Group Inc.
399 Park Avenue
New York, NY 10022

Re:	Registration Statement on Form S-4 of Colony Northstar, Inc., filed July 28, 2016 (the "Registration Statement")

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 2, 2016 ("Opinion Letter"), with respect to the fairness from a financial point of view to the holders (other than Northstar Realty Finance Corp. ("NRF"), Colony Capital, Inc. ("Colony") and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Northstar Asset Management Group Inc. (the "Company"), taking into account the Pre-Merger Special Dividend, the NRF Merger and the Colony Merger (each as defined in the Opinion Letter), of the Company Exchange Ratio (as defined in the Opinion Letter), pursuant to the Agreement and Plans of Merger, dated as of June 2, 2016, among NRF, Colony, the Company, New Polaris Inc., a wholly owned subsidiary of the Company, New Sirius Inc., a wholly owned subsidiary of NRF ("New NRF"), Northstar Realty Finance Limited Partnership, a subsidiary of NRF, Sirius Merger Sub-T, LLC, a wholly owned subsidiary of NRF, and New Sirius Merger Sub, LLC, a wholly owned subsidiary of New NRF.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions "Summary - Opinion of NSAM's Financial Advisor," "Risk Factors", "Reasons for the Mergers and Recommendation of the NSAM Board", "Background of the Mergers" and "Opinion of NSAM's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co. (GOLDMAN, SACHS & CO.)

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  Exhibit 99.2
Consent of Goldman, Sachs & Co.